Exhibit 99.1

March 23, 2015

Board of Directors
Issuer Direct Corporation
500 Perimeter Park Drive, Suite D
Morrisville, NC 27560

RE:           Resignation from Issuer Direct Corporation

To Whom It May Concern:

Please accept this correspondence as formal notice of my intent not to stand for re-election to the Board of Directors (the “Board”) of Issuer Direct Corporation, a Delaware corporation (the “Company”) at the Company’s 2015 annual meeting of the stockholders.  Furthermore, I will remain as the Chief Financial Officer, Secretary, and Treasurer from the date of this letter until the next business day after the filing of the Company’s Form 10-Q for the period ended March 31, 2015 with the Securities and Exchange Commission.  After such date, I will continue to act as a consultant on an as needed basis to the Company during a transition period of a currently undetermined length.

My resignation from these positions and decision not to stand for re-election to the Board are solely due to personal reasons and are not a result of any disagreement with the Company or any of its subsidiaries on any matters related to their operation, policies or practices.

I am most grateful for the opportunity to serve as the Company’s Chief Financial Officer since 2009, and also to serve on the Company’s Board of Directors since 2010, and look forward to assisting the company in anyway possible during the transition period as the Company’s moves forward with their strategic objectives.

Sincerely,

/s/ Wesley Pollard__
Wesley Pollard